UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 23, 2012
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Biostem U.S. Corporation
(Exact Name of Registrant as Specified in Its Charter)
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Nevada	333-158560	80-0324801
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13555 Automobile and Umberton Road, Suite 110 Clearwater, FL 33762
 (Address of Principal Executive Offices) (Zip Code)

(727) 804-4527
(Registrant’s Telephone Number, Including Area Code)

N/A
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 23, 2012, the Company entered into a stock purchase agreement, a copy of which is attached hereto as Exhibit 10.1, with Elco Securities Ltd. (“Elco”), pursuant to which the Company agreed to sell to Elco, and Elco agreed to purchase from the Company, 20,000,000 shares of common stock of the Company for an aggregate purchase price of $5,000,000, which amount is payable in six equal monthly installments. The stock purchase agreement provides that the closing of the forgoing transaction will occur on July 1, 2012 or at such other time as the parties may agree.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

The shares will be issued to Elco in reliance on exemptions from registration, including those provided by Section 4(2) the Securities Act of 1933 and Regulation D promulgated thereunder, as the sale does not involve a public offering. Among other things, the Company did not engage in any general solicitation or advertising and Elco is a sophisticated investor, who has full access to information about the Company and is acquiring the shares for its own account, for investment and not with a view to a public offering or distribution of the shares.

ITEM 9.01 Financial Statements And Exhibits.

Exhibits

10.1	Stock Purchase Agreement dated May 23, 2012 between the Company and Elco Securities Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 24, 2012	Biostem U.S. Corporation

	By:	/s/ Dwight C. Brunoehler
Dwight C. Brunoehler, Chief Executive Officer

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